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                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES
              SCHEDULE OF COMPUTATION OF BASIC AND DILUTED EARNINGS
                                (LOSS) PER SHARE


                                                               Years Ended December 31
                                                        1998             1997                1996
                                                    -----------       -----------        -----------
                                                                   Thousands of Dollars,
                                                            Except Share and Per Share Amounts
Basic

Net income (loss) ...........................       $       858       $   (11,425)       $   (16,655)

Weighted average shares .....................         9,914,379         9,712,752          9,562,945

Basic earnings (loss) per share .............       $       .09       $     (1.18)       $     (1.74)


Diluted

Net income (loss) ...........................       $       858       $   (11,425)       $   (16,655)

Weighted average shares with dilutive options         9,936,379         9,712,752          9,562,945

Diluted earnings (loss) per share ...........       $       .09       $     (1.18)       $     (1.74)